ROTH 408(A) ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                            KANSAS CITY MO 64111-2406
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The following provisions apply to a Contract which is issued as a Roth IRA under
Internal Revenue Code ("IRC") Section 408A. This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless indicated otherwise in writing by the Company. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

The Contract is amended as follows:

     1.   This Owner is the Annuitant. There shall be no Joint Owner.

     2.   This Contract is not transferable.

     3. This Contract, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than to the Company.

     4.   The Owner's entire interest in this Contract is nonforfeitable.

     5. The Contract is established for the exclusive benefit of the Owner and the Owner's Beneficiary(ies).

     6.   Purchase Payments -

          (a) Maximum permissible amount. Except in the case of a qualified rollover contribution or a recharacterization (as defined in (e) below), no Purchase Payment will be accepted unless it is in cash and the total of such contributions to all the Owner's Roth IRAs for a taxable year does not exceed $2,000, or the Owner's compensation, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of $2,000 or the Owner's compensation is referred to as a "regular contribution". A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Internal Revenue Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). Purchase Payments may be limited under (b) through (d) below.

          (b) Regular contribution limit. If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

          (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in (f) below) in accordance with the following table:

Filing Status             Full Contribution        Phase-out Range        No Contribution
-------------------------------------------------------------------------------------------
                                  Modified AGI
                                  ------------


Single or Head                 $95,000 or less              Between $95,000             $110,000 or
of Household                                                and $110,000                more
------------------------------ ---------------------------- --------------------------- ----------------------------
Joint Return                   $150,000 or less             Between $150,000            $160,000 or
or Qualifying                                               and $160,000                more
Widow(er)
------------------------------ ---------------------------- --------------------------- ----------------------------
Married-                       $0                           Between $0                  $10,000 or
Separate Return                                             and $10,000                 more
------------------------------ ---------------------------- --------------------------- ----------------------------

               If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

          (ii) If the Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Roth IRAs for that taxable year is reduced by the regular contributions made to the nonRoth IRAs for the taxable year.

     (c) Qualified rollover contribution limit. A rollover from a nonRoth IRA cannot be made to this IRA if, for the year the amount is distributed from the nonRoth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Contract Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

     (d) Simple IRA limits. No contributions will be accepted under a SIMPLE IRA Plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA Plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA Plan.

     (e) Recharacterization. A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the proposed regulations as a regular contribution to this IRA, subject to the limits in (b) above.

     (f) Modified AGI. For purposes of (b) and (c) above, modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a nonRoth IRA (a "conversion").

7. No amount is required to be distributed prior to the death of the Owner for whose benefit the Contract was originally established.

8. Upon the death of the Owner (a) if the Owner dies on or after the Annuity Date any remaining benefits will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death; (b) if the Owner dies before the Annuity Date, the entire amount payable to the Beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Owner's death except to the extent that an election is made to receive distributions in accordance with (i) (ii) or (iii) below:

     (i) If any portion of the Contract proceeds is payable to a designated Beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the designated Beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Owner died;

     (ii) If the designated beneficiary is the Owner's surviving spouse, and benefits are to be distributed in accordance with (i) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the Owner dies or (b) December 31 of the calendar year in which the Owner would have attained age 70 1/2;

     (iii)If the designated Beneficiary is the Owner's surviving spouse, the spouse may treat the Contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse makes a regular contribution to the Contract, makes a rollover to or from the Contract or fails to elect any of the above provisions.

     Payments required under (I) or (ii) above must be made at intervals of no longer than 1 year and must be either non-increasing or increasing as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the proposed regulations.

     Life expectancy is computed by use of the expected return multiples in Table V of "1.72-9 of the Income Tax Regulations. If the designated Beneficiary is the individual's surviving spouse, then, unless otherwise elected by the surviving spouse by the time distributions are required to begin, the surviving spouse's life expectancy shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to (i) or (ii) above, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancies shall not be recalculated for payments made under an Annuity Option.

9. Separate records will be maintained for the interest of each Owner and the Company will furnish annual calendar year reports concerning the status of the Contract.

10. The Company may at its option either accept additional future payments or terminate the Contract by a lump sum payment of the then present value of the paid up benefit if no premiums have been received for two full consecutive Contract Years and the paid up annuity benefit at maturity would be less than $20 per month.


     All other terms and conditions of the Contract remain unchanged

Fidelity Security Life Insurance Company has caused this Endorsement to be signed by its President and Secretary



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Secretary                                                     President